Filed pursuant to Rule 433
Registration Statement No. 333-151002
May 19, 2008
Lexmark International, Inc.
Pricing Term Sheet
5.900% Notes due June 1, 2013

Issuer:	Lexmark International, Inc.

Principal Amount:	$350,000,000

Security Type:	Senior Note

Maturity:	June 1, 2013

Coupon:	5.900%

Price to Public:	99.830%

Yield to Maturity:	5.939%

Spread to Benchmark Treasury:	2.850%

Benchmark Treasury:	3.125% due April 30, 2013

Benchmark Treasury Spot and Yield:	100-5 1/4 3.089%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2008

Make-Whole Call:	Treasury Rate plus 40 basis points

Trade Date:	May 19, 2008

Settlement Date:	May 22, 2008 (T+3)

Denominations:	$2,000 x $1,000

Ratings[1]:	Baa2 with stable outlook (Moody’s Investors Service, Inc.) / BBB with negative outlook (Standard & Poor’s Ratings Services)

Joint Bookrunners:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc.

Co-Managers:	Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Lexmark International, Inc.
Pricing Term Sheet
6.650% Notes due June 1, 2018

Issuer:	Lexmark International, Inc.

Principal Amount:	$300,000,000

Security Type:	Senior Note

Maturity:	June 1, 2018

Coupon:	6.650%

Price to Public:	99.730%

Yield to Maturity:	6.687%

Spread to Benchmark Treasury:	2.850%

Benchmark Treasury:	3.875% due May 15, 2018

Benchmark Treasury Spot and Yield:	100-10 3.837%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2008

Make-Whole Call:	Treasury Rate plus 40 basis points

Trade Date:	May 19, 2008

Settlement Date:	May 22, 2008 (T+3)

Denominations:	$2,000 x $1,000

Ratings[1]:	Baa2 with stable outlook (Moody’s Investors Service, Inc.) / BBB with negative outlook (Standard & Poor’s Ratings Services)

Joint Bookrunners:	J.P. Morgan Securities Inc. Citigroup Global Markets Inc.

Co-Managers:	Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 212-834-4533 or Citigroup Global Markets Inc. toll free at 1-877-858-5407.

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.